Exhibit 99

Accenture Announces Appointment of Jaime Ardila to its Board of Directors

— General Motors executive becomes Accenture’s 11th independent director —

NEW YORK; Aug. 21, 2013 – Accenture (NYSE: ACN) announced today that Jaime Ardila has been appointed to the company’s Board of Directors, effective August 20. Mr. Ardila, 58, is executive vice president and president of General Motors’ South American operations, reporting to the company’s CEO, and is a member of the General Motors Executive Committee.

Mr. Ardila joins the board and is subject to re-appointment at the next Accenture plc annual general meeting of shareholders. He has been appointed to serve on the board’s Finance Committee.

“I am delighted to welcome Jaime to our board of directors,” said Pierre Nanterme, Accenture’s chairman and CEO. “He brings exceptional experience in manufacturing from his long career at General Motors in both financial and operations management roles, as well as significant expertise and insight into Latin America—an important growth market for Accenture. Our board is looking forward to the perspective Jaime will provide related to our strategy and operations as we continue to focus on delivering value for our clients and shareholders.”

With the appointment, Accenture’s board now comprises 12 directors, 11 of whom are external and independent. Mr. Nanterme is the board’s only internal director.

A native of Colombia, Mr. Ardila has been based in Brazil for the last six years. He first joined GM in 1984 and has been executive vice president and president of General Motors South America since 2010. Previously, he was president of GM’s operations in Brazil, Argentina, Uruguay and Paraguay, and prior to this role, he was vice president and chief financial officer for the Latin America, Africa and Middle East region. Over the course of his more than 25 years with GM, he also lived and worked in Europe and the United States. In addition, he was with N M Rothschild & Sons Ltd. for two years, establishing the investment bank’s Colombian business before rejoining GM in 1998.

Mr. Ardila holds a Master of Science in economics from the London School of Economics and earned his B.A. in economics from Jorge Tadeo Lozano University in Bogota, Colombia.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with approximately 266,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$27.9 billion for the fiscal year ended Aug. 31, 2012. Its home page is www.accenture.com.

# # #

Stacey Jones

Accenture

+1 (917) 452-6561

stacey.jones@accenture.com